Exhibit 99.14

October 29, 2019

Gemphire Therapeutics Inc.

P.O. Box 130235

Ann Arbor, MI 48113

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Gemphire Therapeutics Inc. (the “Company”) has filed the Registration Statement on Form S-4 (Registration No. 333- 233588), as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Tae Heum (Ted) Jeong
Name: Tae Heum (Ted) Jeong